UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): November 3, 2016

CSI Compressco LP

(Exact name of registrant as specified in its charter)

Delaware	1-35195	94-3450907
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3809 S. FM 1788

Midland, Texas 79706

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (432) 563-1170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Fourth Amendment to Credit Agreement

On November 3, 2016, CSI Compressco LP, a Delaware limited partnership (the “Partnership”) and CSI Compressco Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Partnership (“CSI Compressco Sub”), as borrowers, entered into the Fourth Amendment to Credit Agreement (the “Amendment”) amending the Credit Agreement dated August 4, 2014 (as previously amended by that certain First Amendment to Credit Agreement dated as of December 18, 2014, that certain Second Amendment to Credit Agreement dated as of April 1, 2015 and that certain Third Amendment to Credit Agreement dated as of May 25, 2016, as so amended, the “Credit Agreement”) with Bank of America, N.A., in its capacity as administrative agent, collateral agent, lender, letter of credit issuer and swing line issuer, and the other lenders and loan parties a party thereto. The Amendment provided for changes and modifications to the Credit Agreement as follows:

ABL Facility. The Amendment converted the existing secured revolving credit facility into an asset-based revolving credit facility (“ABL Facility”). Borrowings under the Credit Agreement may not exceed a borrowing base equal to the sum of:

(i)	80% of the aggregate net amount of eligible accounts receivable, plus

(ii)	20% of the aggregate value of any eligible spare parts, in the event the Partnership has elected to include eligible spare parts pursuant to a notice to the administrative agent, plus

(iii)	80% of the net in-place eligible compressor equipment, decreased each month by the amount of depreciation expense associated with such eligible compressor equipment, plus

(iv)	80% of the cost of new eligible compressor equipment, and minus

(v)	the amount of any reserves established by the administrative agent in its discretion.

In addition, the Amendment:

(i)	imposed a requirement to deliver on a monthly basis (or a weekly basis in the event that Excess Availability (as defined below) is less than $30.0 million), a borrowing base certificate;

(ii)

imposed a requirement to, at the expense of the Partnership, permit the performance of, on an annual basis (and at such other times may be required under the Credit Agreement), a field examination of the collateral and related reports;

(iii)

imposed requirements for the loan parties to use commercially reasonable efforts to obtain collateral access agreements for certain third party locations where collateral is stored and to include certain assignment language in future customer contracts for the benefit of the administrative agent and the lenders.

Under the terms of the ABL Facility, if (i) an event of default has occurred and is continuing or (ii) excess availability under the ABL Facility (based on the lesser of the aggregate commitments thereunder and the borrowing base in excess of the amount outstanding) (the “Excess Availability”) falls below $30.0 million, the Partnership and other loan parties will become subject to cash dominion provisions in the ABL Facility. The cash dominion provisions allow for springing control by the administrative agent of all payments that are received by the loan parties on accounts or other collateral and restricts the loan parties’ access to such funds. Such cash dominion period will end when (i) if arising as a result of a continuing event of default, such event of default ceases to exist, or (ii) if arising as a result of non-compliance with the Excess Availability threshold, Excess Availability has exceeded $30.0 million for sixty consecutive days; provided that if four (4) such cash dominion periods occur in a twelve (12) month period, the cash dominion period will not end.

Financial Covenants. The Amendment modified certain financial covenants in the Credit Agreement as follows:

(i)

the consolidated total leverage ratio may not exceed (a) 5.75 to 1 as of September 30, 2016; (b) 5.95 to 1 as of the fiscal quarters ended December 31, 2016 through June 30, 2018; (c) 5.75 to 1 as of September 30, 2018 and December 31, 2018; and (d) 5.50 to 1 as of March 31, 2019 and thereafter;

(ii)

the consolidated secured leverage ratio may not exceed (a) 3.25 to 1 as of the fiscal quarters ended September 30, 2016 through June 30, 2018; and (b) 3.50 to 1 as of September 30, 2018 and thereafter; and

(iii)

the consolidated interest coverage ratio may not exceed (a) 2.25 to 1 as of the fiscal quarters ended September 30, 2016 through June 30, 2018; (b) 2.50 to 1 as of September 30, 2018 and December 31, 2018; and (c) 2.75 to 1 as of March 31, 2019 and thereafter.

Commitment; Covenants. In addition, the Amendment reduced the maximum aggregate lender commitments from $340.0 million to $315.0 million. The Amendment provides for an increase in the applicable margin by 0.25% in the event the consolidated total leverage ratio exceeds 5.50 to 1, resulting in a range for the applicable margin between 2.00% and 3.25% per annum for LIBOR-based loans and 1.00% to 2.25% per annum for base-rate loans, according to the consolidated total leverage ratio.

The Amendment also amended the negative covenant regarding restricted payments (which includes distributions on the units of the Partnership) by providing that no restricted payment may be made if, after giving effect to such restricted payment, the Excess Availability would be less than $30.0 million.

The foregoing description of the Amendment, including the conformed Credit Agreement attached thereto as Exhibit A, does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment and the conformed Credit Agreement, which will be filed as Exhibit 10.1 to an amendment to this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

Item 3.03. Material Modifications to Rights of Security Holders.

The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the restriction on distributions on the Partnership’s units contained in the Credit Agreement is also responsive to this Item 3.03 and is incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSI Compressco LP
By	CSI Compressco GP Inc., its general partner

By:	/s/Timothy A. Knox
Timothy A. Knox
President

Date: November 3, 2016

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